EXHIBIT 12.1

SOUTHERN CALIFORNIA EDISON COMPANY
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK
(in millions, except Ratio)
	* SEC requires disclosure of five full years					Six Months ended
						30-Jun
Earnings:	2010	2011	2012	2013	2014	2015

Income from continuing operations
before tax and noncontrolling interest	$1,532	$1,745	$1,874	$1,279	$2,039	$860
Less: Income from equity investees	0	0	0	0		0
Income from continuing operations before income						0
from equity investees, tax and noncontrolling interest	1,532	1,745	1,874	1,279	2,039	860
Add:						0
Fixed charges (see below)	565	613	667	708	727	358
Amortization of capitalized interest (3)	2	4	2	3	1	0
Distributed income of equity investees	0	0	0	0		0
Loss of equity investees for which charges arising from						0
guarantees are included in fixed charges	0	0	0	0		0
Subtract:						0
Interest capitalized	(7)	(4)	(8)	(6)	(2)	(1)
Preference security dividend requirements of						0
consolidated subsidiaries - pre-tax basis
Noncontrolling interest of subsidiaries that have not incurred
fixed charges - pre-tax basis	0	0	0	0		0
Earnings as adjusted	$2,019	$2,268	$2,432	$1,856	$2,619	$1,152

Fixed Charges:
Interest expenses - net of capitalized interest and AFUDC	$429	$463	$499	$523	$533	$266
Add: AFUDC	43	42	40	31	25	15
Interest expenses - net of capitalized interest	472	505	539	554	558	281
Interest capitalized (1)	7	4	8	6	2	1
Interest portion of rental expense (2)	13	14	17	20	21	11
Allocable portion of interest on long-term contracts						0
for purchased power (4)	0	0	0	0		0
Preferred and preference stock dividend						0
requirement - pre-tax basis	73	90	103	128	146	65
						0
Total fixed charges	$565	$613	$667	$708	$727	$358
						0
Ratio	3.57	3.70	3.65	2.62	3.60	3.22

(1)	Includes fixed charges associated with Nuclear Fuel and capitalized interest of 15.8% owned partnership.
(2)
Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals, except for amounts allocated to power purchase contracts that are classified as operating leases.